Exhibit 99.2


For Immediate Release         Contact: Kathleen Bruegenhemke
                              Senior Vice President, Investor
                              Relations
                              (573) 761-6179


                EXCHANGE NATIONAL BANCSHARES, INC.
              OF JEFFERSON CITY, MISSOURI TO ACQUIRE
                   OSAGE VALLEY BANK OF WARSAW


     JEFFERSON CITY, MO. - Donald L. Campbell, Chairman and CEO of Exchange National Bancshares, Inc., and Larry L. Beach, President of Osage Valley Bank of Warsaw today (October 7, 1999) announced the signing of a definitive agreement for the acquisition of Mid-Central Bancorp, Inc., by Exchange National Bancshares, Inc.

     Mid-Central Bancorp is a single-bank holding company that owns Osage Valley Bank of Warsaw. Osage Valley Bank is a community bank with approximately $51 million in assets as of June 30, 1999 with two facilities in Warsaw.

     "We're glad to welcome Osage Valley Bank to our organization. It fits well within our strategy to expand our base in and near existing markets where we can do so through the acquisition of quality well managed banks" said Donald Campbell. He also stated that we are particularly enthused about the fine staff of the Osage Valley Bank that will continue to serve their customers as they have in the past.

     In commenting on the proposal, Larry Beach, President of Osage Valley Bank said "We feel the two organizations are a perfect match and we are excited to unite with Exchange National Bancshares as this will allow Osage Valley Bank to maintain its strong community banking relationships."

     Chairman Campbell stated that the bank will remain a separate charter for the present time, and that Jim Smith, current President and CEO of Union State Bank & Trust of Clinton will assume responsibilities of President of Osage Valley Bank. Larry Beach will become Vice Chairman of Osage Valley Bank.

     Exchange National Bancshares, Inc., a multi bank holding company, is the parent holding company of both the Exchange

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National Bank of Jefferson City and Union State Bank and Trust of
Clinton.  Last month, September, 1999, Exchange National
Bancshares also announced the purchase of Citizens State Bank of Calhoun through a merger with Union State Bank and Trust of Clinton. Upon completion of these acquisitions, Exchange
National Bancshares will have total assets of approximately $600 million.